Exhibit 99.1

News Release

STANDARD PACIFIC CORP. ANNOUNCES NEW THREE YEAR $210 MILLION

UNSECURED REVOLVING CREDIT FACILITY

IRVINE, CALIFORNIA, March 1, 2011, Standard Pacific Corp. (NYSE: SPF) today announced that it has entered into a new $210 million unsecured revolving bank credit facility. The new three-year facility, which closed on February 28, 2011, matures in February 2014 and has an accordion feature under which the aggregate commitment may be increased up to $400 million, subject to the availability of additional bank commitments and certain other conditions.

The new facility was arranged by J.P. Morgan Securities LLC and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners. Other participant banks include Bank of America, Credit Suisse, Deutsche Bank, Bank of the West, Comerica and Union Bank.

Ken Campbell, President and CEO stated, “This unsecured credit facility is an indication of the support and confidence our lenders have in the Company. The additional liquidity from this facility along with the over $700 million in cash that we had as of the end of 2010 provides us further flexibility to carry out our stated strategy of pursuing land acquisitions during the market downturn in preparation for the eventual market recovery. We appreciate the support of our bank group and look forward to building on this financial foundation as we look to grow our business.”

About Standard Pacific

Standard Pacific, one of the nation’s largest homebuilders, has built more than 112,000 homes during its 45-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Contact:

John Stephens, SVP & CFO (949) 789-1641, jstephens@stanpac.com